                                                                EXHIBIT 2.4



                   TEMPORARY PROFESSIONAL SERVICES AGREEMENT

         TEMPORARY PROFESSIONAL SERVICES AGREEMENT (the "Agreement"), dated as of May 15, 1996, by and between BROADWAY & SEYMOUR, INC., a Delaware corporation ("BSI") and FIDELITY ASSET MANAGEMENT SERVICES, LLC, a Delaware Limited Liability Company (the "Buyer").

         WHEREAS, pursuant to an Asset Purchase Agreement dated as of April 10, 1996, as amended (the "Purchase Agreement"), the Buyer is, concurrently herewith, purchasing certain assets relating to BSI's Asset Management
Service Group and the business conducted thereby, including certain intellectual property owned by BancCorp System, Inc. (the "AMSG Business") from BSI and certain of its subsidiaries; and

         WHEREAS, because of BSI's prior experience with the operation of the AMSG Business and its existing knowledge of the sources of expertise and know-how available to furnish consulting services to that type of business, the Buyer desires to retain BSI's assistance in providing such services, and BSI is willing to provide such services to the Buyer, on the terms set forth herein; and

         WHEREAS, in connection herewith, BSI and Personnel (as defined below) will have access to confidential and proprietary information of Buyer and its affiliates, all of which is non-public, including, but not limited to, all products designed, developed or enhanced by the Personnel.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions, covenants and conditions contained in this Agreement, BSI and the Buyer hereby agree as follows:

         SECTION SECTION 1.    Definitions.  Capitalized terms used
herein and not otherwise defined in this Agreement (including the schedules to this Agreement (each a "Schedule" and, collectively, the "Schedules") shall have the meanings assigned such terms in the Purchase Agreement.

         SECTION 2. Effective Date. This Agreement shall become effective and binding on the parties hereto from and after the Closing (if the Closing shall occur).

         SECTION 3. Preferred Provider. Buyer hereby designates BSI as a preferred provider to Buyer of services of the types required by the Buyer's customers in connection with the AMSG Business.

         SECTION 4. Engagement of Personnel. (a) Buyer hereby engages BSI to provide personnel to perform services as set forth in work orders submitted by Buyer as hereinafter provided.

                 (b) During the Initial Term, as hereinafter defined, upon receipt of a work order from Buyer, BSI agrees to locate, submit for Buyer's approval, and contract for personnel (the "Personnel") and for Tryon (as defined below) to provide programming and other analytical services with respect to the AMSG Business (the "Services") as may be designated in such work order, either utilizing those consultants of BSI listed on Schedule A or other consultants located by BSI. BSI shall submit each Personnel-candidate to Buyer for Buyer's approval before BSI formally contracts for his or her Services. Thereafter, when requested by the Buyer, BSI shall ensure that Buyer's standard Non-Disclosure Agreement for independent contractors (the "Buyer Non-Disclosure Agreement", a copy of which shall be provided to BSI as soon as possible after the execution of this Agreement and which shall be substantially in the form of the document attached hereto as Schedule D, modified as appropriate to reflect that the Personnel will be independent contractors) is completed and executed by Personnel prior to their arrival at Buyer for any required fingerprinting, badging and other clearances, including providing evidence of requisite Workmen's Compensation Insurance or the waiver thereof. Whenever Personnel is subsequently terminated or removed prior to completion of the Services, BSI shall promptly locate a replacement in accordance with the foregoing procedures. During the Initial Term Buyer will use its best efforts to continue to operate the AMSG Business in a commercially reasonable manner.

                 (c) After the Personnel has been contracted for they shall be under the sole supervision and direction of Buyer with respect to the content and performance of their Services. Personnel shall perform their assignments in accordance with the directions of Buyer's project manager in charge of the project to which such Personnel have been assigned, and in accordance with Buyer's standards. While Personnel are on Buyer's premises, they shall comply with Buyer's rules, regulations, policies and security procedures.

                 (d) Buyer shall have the right to have any Personnel supplied by BSI hereunder removed as a provider of any Services, with or without cause, upon written notice to BSI. BSI may terminate any Personnel for cause or for unwillingness to work at Buyer's location, or for refusal to execute any document required hereunder, whereupon BSI shall immediately notify Buyer and withdraw such Personnel from the Buyer's location. Whenever Personnel have been terminated as herein provided, BSI shall use reasonable efforts to furnish Buyer with a qualified replacement as promptly as possible.

                 (e) Each work order submitted by Buyer to BSI shall identify the type of Services required, the terms within which the Services are to be performed, and an estimate of the number of hours required and the appropriate rate.

                 (f) BSI agrees to use reasonable efforts to provide the Buyer access for the purposes of the Buyer consulting with BSI personnel with regard to the Buyer's establishment of systems and procedures to be used to replace the Services following the expiration of this Agreement; provided, however, that the Buyer will reimburse BSI for any direct incremental cost incurred by BSI in providing such consultation, including, but not limited to, travel expenses.

                 (g) BSI currently has a contract with Tryon System Corporation ("Tryon") dated December 16, 1994 (the "Tryon Agreement", a copy of which is attached hereto as Exhibit E), effective through January 1, 1997, whereby Tryon is obligated, as a subcontractor, to perform support services for BSI or its clients. Buyer believes it will receive a substantial benefit if BSI does not exercise its rights to terminate the Tryon Agreement on or after the Closing but rather subcontracts services requested by Buyer to the extent available under the Tryon Agreement. All such services will be performed under Buyer's sole supervision and direction with respect to the content and performance of such services.

         SECTION 5.     Payment.

                 (a) Buyer agrees to compensate BSI for Services rendered by BSI's Personnel as well as services performed by Tryon on an hourly basis at the rates specified in Schedule B, or on such other negotiated basis as BSI and Buyer may hereafter agree in writing with respect to a specific request for Services. The rates specified in Schedule B have been jointly developed by the parties and reflect BSI's current average weighted cost for the Services to be provided. Schedule B shall be reviewed by the parties at the end of each six-month period and adjusted as appropriate to reflect any verified increase in costs to BSI in providing such Services, including, but not limited to, higher supply, service or equipment expenses.

         In addition, any expenses reasonably incurred by Tryon and Personnel in the performance of Services hereunder, including travel and living expenses, if applicable, to the extent incurred in accordance with the Tryon Agreement or previously authorized in writing by Buyer, as the case may be, shall be reimbursed by Buyer to such Personnel or Tryon at cost upon submission of documentation and itemization thereof.

                 (b) The parties estimate that Buyer will use that average number of hours of service each month that is specified in Schedule B (the "Estimated Service Level") during the Initial Term of this Agreement. To provide BSI with adequate cash flow to cover its expenses in carrying out its obligations hereunder, Buyer will, subject to the provisions of Section 9 hereof and subject to the provisions of a letter agreement between the parties dated May 15, 1996, pay BSI for each month during the Initial Term an amount equal to (i) 1/3 of the hourly rates specified in Schedule B for each type of consultant multiplied by the Estimated Service Level for such type of consultant (the "Monthly Basic Payment") plus (ii) 2/3 of the hourly rates specified in Schedule B for the actual hours of services provided during such month, adjusted to reflect any difference between the estimated average weighted cost for the Services, as provided in Schedule B, and the actual cost of the Services during such month. At the end of each calendar year, the parties shall make such adjustments as may be necessary to reconcile the total payments made by Buyer with the total amount payable by Buyer hereunder.

                 (c) All charges payable by the Buyer hereunder shall be invoiced by BSI on a monthly basis (with the first month to end on the first monthly anniversary of the Closing). All invoices must be sent to Fidelity Asset Management Services, LLC., 82 Devonshire Street - A3C, Boston, Massachusetts, 02109, Attention: Joseph M. Collins and shall conspicuously bear the purchase order number to which the invoice relates and the rate charged based upon the rate schedule. All payments from the Buyer in respect of the Services shall be due thirty (30) days from the date of the invoice.

         SECTION 6. Committed Services. Buyer agrees that, during each month during the Initial Term, it will obtain from BSI sufficient services from Personnel and Tryon to provide no less than the Estimated Service Level specified on Schedule B, at the rates specified in Schedule B, as adjusted herein. In addition, Buyer agrees that, of such aggregate hours, Buyer will obtain sufficient services from Tryon, of the nature provided for in the Tryon Agreement, to provide no less than the Estimated Service Level specified for Tryon in Schedule B. In addition, Buyer agrees that, of such aggregate hours, Buyer will obtain a sufficient number of hours of services from Tryon to cover the minimum fixed fees under the Tryon Agreement.

         In addition, BSI and the Buyer agree to negotiate in good faith regarding the provision by BSI to the Buyer of other Personnel to perform any other services (and the terms and conditions thereof) as are reasonably requested by the Buyer and are not covered by this Agreement or the Schedules. If any agreement is reached regarding such other services, it shall be evidenced by an amendment to the Schedules, at which time such services shall be subject to the provisions of this Agreement.

         SECTION 7.    Term.  The term of this Agreement shall be twenty-four
(24) months after the Closing Date (the "Initial Term"), unless sooner terminated. Any extension of the term of this Agreement must be in writing as mutually agreed by the parties.

         SECTION 8.   Termination and Cancellation Penalty

         This Agreement shall automatically terminate upon the occurrence of any of the following events: (i) BSI becomes insolvent or makes a general assignment for the benefit of its creditors; (ii) BSI files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver or trustee in bankruptcy over any or all of its business or assets; (iii) BSI becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise; (iv) BSI's admission of its inability to pay its debts generally as they come due ((i) through (iv) collectively shall be referred to herein as "Bankruptcy Defaults") or (v) the assignment by BSI of any of its rights or obligations under this Agreement without Buyer's permission.

         In addition, Buyer may in its discretion terminate this Agreement at any time upon at least 30 days prior written notice.

         BSI may not terminate this Agreement except in the event that Buyer fails to cure a material breach hereof committed by Buyer within ten days after Buyer's receipt of written notice from BSI of such breach.

         Upon any termination of this Agreement by either Party hereto (including a termination for cause by Buyer) the Tryon Agreement and all then existing BSI contracts with Personnel for Services shall be deemed to be assigned to, and the executory obligations thereunder assumed by, Buyer and, to the extent that Buyer has not fulfilled its minimum commitment to obtain Services under Section 6 hereof, Buyer shall, subject to the provisions of
Section 9, pay to BSI a cancellation penalty in an amount calculated in accordance with Schedule C hereto; provided, however, that if this Agreement is terminated due to a Bankruptcy Default, any amount owing to Personnel or Tryon by BSI for services rendered prior to such Bankruptcy Default shall be deducted from the cancellation penalty payable to BSI and paid by Buyer to such Personnel or Tryon.

         SECTION 9. Buyer's Offset Rights. BSI and Buyer acknowledge that in the Purchase Agreement each of them has indemnified the other against certain Losses (as therein defined) (the "Indemnity Provisions").

         BSI hereby agrees that during the Initial Term of this Agreement, whenever Buyer has a liquidated claim against BSI under the Indemnity Provisions, Buyer shall have the right to offset such claim or claims against the Monthly Basic Payments otherwise due to BSI under Section 5(b) hereof until the claim or claims have been paid in full.

         BSI further agrees that, beginning with the eleventh month of the Initial Term, whether or not Buyer has a then current claim under the Indemnity Provisions, Buyer shall each month withhold an amount equal to the Monthly Basic Payment for such month until it has accumulated withholdings in an aggregate amount equal to $2,000,000 less the amount of any claims paid under the preceding paragraph or as hereinafter provided, such amount to be held in escrow by Buyer for the ultimate benefit of BSI and to be applied first toward the payment of any of Buyer's liquidated claims against BSI under the Indemnity Provisions during the balance of the Initial Term with any remaining balance at the end of the Initial Term to be paid to BSI by Buyer.

         BSI further agrees that, if this Agreement is for any reason terminated prior to the end of the Initial Term, then Buyer may withhold and offset against any cancellation penalty then due pursuant to Section 8 hereof an amount equal to $2,000,000 (less the amount of the liquidated claims, if any, paid prior thereto in accordance with the two preceding paragraphs) and less any amounts already escrowed pursuant to the next preceding paragraph, such amount to be held in escrow by Buyer until the second anniversary of the date of this Agreement for the ultimate benefit of BSI and to be applied first toward the payment of any of Buyer's liquidated claims against BSI under the Indemnity Provisions which arise prior to such anniversary with any balance remaining on such anniversary to be paid to BSI; provided, however, that, if on such second anniversary there are any pending unliquidated claims by Buyer under the Indemnity Provisions, then that portion of the balance of said escrow fund as of such date reasonably required to pay Buyer's good faith estimate of the amount of such claims shall continue to be held in escrow as aforesaid until such claims have been paid or otherwise disposed of at which time any remaining balance shall be paid to BSI.

         For purposes of this Section, "liquidated claim" shall mean any claim of Buyer under the Indemnity Provisions which has been reduced to a final amount either by mutual agreement of the Buyer and BSI or by a final judgment or settlement in accordance with the Indemnity Provisions.

         The Parties agree that the provisions of this Section 9 shall survive any Termination of this Agreement and continue in full force and effect until the escrow provisions hereof have been fulfilled.

         SECTION 10. Limitation of Liability. Neither party shall be liable for any delays beyond its reasonable control or for any direct, consequential or incidental damages, including, without limitation, loss of profits or damage to or loss of use of any property arising out of or directly or indirectly relating to the provision of the Services pursuant to this Agreement, except to the extent of either party's willful misconduct or gross negligence. Nothing in this Section 10 shall be construed as limiting Buyer's obligation to pay BSI the amount required by Section 5, 6, 8 and 9 hereunder.

         SECTION 11. Access to Information. The Buyer agrees to provide to BSI all information necessary for BSI to provide the Services required pursuant to this Agreement. BSI shall maintain all such information in confidence in accordance with the provisions of Section 13 hereof.

         SECTION 12. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either party, without the consent of the other party hereto and such attempted assignment shall be null and void, provided, however, that the Buyer shall have the right to assign its rights hereunder to any Affiliate of the Buyer which succeeds to the business of the Buyer relating to the AMSG Business; provided further, however, that such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as the "Buyer," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve the Buyer of its obligations under this Agreement.

         SECTION 13. Confidentiality. BSI agrees not to disclose to others, advertise or publish that it is performing or has performed any work or service on behalf of Buyer whether under this Agreement or otherwise.

                 BSI acknowledges and understands the competitive value and confidential nature of internal, non-public financial and business information of Buyer. BSI also understands that all information relating thereto ("Proprietary Information") is confidential, proprietary and trade secrets of Buyer and its Affiliates. BSI agrees to use its best efforts (the same being not less than that employed to protect its own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Specifically and without limiting the foregoing, BSI agrees to require Personnel to be bound by a written Buyer Non-Disclosure Agreement.

                 BSI shall not, without the prior written approval of an officer of Buyer, directly or indirectly, use or disclose the Proprietary Information to any person or business entity except to a limited number of employees of BSI on a need-to-know basis. BSI shall not in any manner copy or reproduce all or any portion of the Proprietary Information without the prior written approval of an officer of Buyer.

                 Notwithstanding anything in this Agreement to the contrary, BSI may disclose such Proprietary Information: (a) as may be legally required in response to any summons, order or subpoena issued by a court or governmental agency, provided BSI provides Buyer with immediate notification of such summons, order or subpoena; (b) which is or becomes available to the general public through no act or failure by BSI; (c) which is subsequently disclosed to BSI on a non-confidential basis by a third party not having a confidential relationship with Buyer or its Affiliates which rightfully acquired such information.

                 BSI shall, upon completion or other termination of any Personnel's engagement or upon demand by Buyer, whichever is earlier, promptly return to Buyer any and all Proprietary Information relating to such engagement in BSI's possession together with any copies or reproductions thereof in BSI's possession. BSI shall at such time provide Buyer with a certificate signed by an officer of BSI certifying that all such Proprietary Information has been returned to Buyer.

                 BSI shall promptly notify Buyer in writing upon learning of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information.

                 BSI acknowledges and understands that the use or disclosure of the Proprietary Information in any manner inconsistent with this Agreement will cause Buyer irreparable damage. Buyer shall have the right to: (i) equitable and injunctive relief to prevent such unauthorized, negligent or inadvertent use or disclosure; and (ii) recover the amount of all such damage (including attorneys' fees and expenses) to Buyer in connection with such use or disclosure.

                 BSI authorizes Buyer, its Affiliates and their agents to conduct a security and background investigation of Personnel including, but not limited to, parties for whom Personnel have performed services, governmental agencies, credit reporting institutions, educational institutions, and other companies, agencies, and organizations.

                 The provisions of this Article shall survive the termination or cancellation of this Agreement or any agreement for services between BSI and Buyer.

         SECTION 14. Ownership. BSI shall require each Personnel to sign the Buyer Non-Disclosure Agreement. In addition, BSI hereby assigns to Buyer all of its rights, title and interest under Section 5.4 of the Tryon Agreement.

                 BSI agrees when requested by Buyer to execute all rightful oaths, assignments, instruments of transfer, powers of attorney and other papers and to communicate to Buyer all facts known to BSI relating to the development, implementation and reduction to practice of any inventions by Personnel or Tryon within the scope of this

Agreement and to do everything reasonably possible which Buyer may consider desirable for securing and maintaining protection of any copyrights, inventions and trade secrets created within the scope of this Agreement and vesting title thereto in Buyer. BSI further agrees, where necessary to obtain the agreement and cooperation of all employees, officers, agents and subcontractors of BSI who may reasonably be considered an inventor or co-inventor of an implementation, development, modification or reduction to practice of any such inventions or an author of any such copyright to assign their entire right, title and interest in and to the inventions and/or copyright to Buyer and to execute all oaths, declarations, powers of attorney and the like as Buyer may reasonably request in furtherance of its attempts to protect the inventions by way of patent or otherwise.

         SECTION 15. Independent Contractor. The relationship of each party that is created hereunder is that of an independent contractor. This Agreement is not intended to create and shall not be construed as creating between the parties the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied. Nothing in this Agreement shall be construed to create an employer-employee relationship between Buyer and any Personnel supplied by BSI.

         SECTION 16. Insurance. BSI, at its own expense, shall procure and maintain policies of insurance to include the following coverage:

                 (i) Workers' Compensation Insurance coverage for its own employees that meets or exceeds the applicable statutory limits, as well as Employer's Liability coverage with limits of at least $500,000;

                 (ii) Comprehensive General Liability Insurance of at least $1,000,000 combined single limit; and

                 (iii) Comprehensive Automobile Liability Insurance, including Automobile Non-Ownership Liability, with a limit of not less than $1,000,000 and Umbrella or Excess Liability Insurance in an amount not less than $5,000,000.

         BSI shall furnish Buyer with a Certificate of Insurance evidencing the coverage listed above and, where applicable, naming Buyer as an additional insured. No insurance policies listed above may be canceled by BSI unless Buyer has received ten (10) business days prior written notice of BSI's intent to cancel such policy. Nothing in this Section 16 shall be deemed to limit BSI's responsibility under this Agreement to the amounts stated above or to any limits of BSI's insurance policies.

         SECTION 17. Notice. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party (other than the written documentation which is part of the Services, which shall be furnished to the Buyer at its address as requested by it) shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard form of telecommunications, by overnight courier or by registered or certified mail, postage prepaid, addressed as follows.

                 if to BSI:

                          Broadway & Seymour, Inc.
                          128 South Tryon Street
                          Charlotte, North Carolina 28202
                          Attention: General Counsel
                          Telecopy: (704) 344-3542
                          with a copy to:

                          Robinson, Bradshaw & Hinson, PA
                          One Independence Center
                          101 North Tryon Street, Suite 1900
                          Charlotte, North Carolina 28246-1900
                          Attention: Robert Bryan, Esq.
                          Telecopy: (704) 378-4000

                 if to the Buyer to:

                          Fidelity Asset Management Services, LLC
                          Fidelity Systems Company
                          82 Devonshire Street
                          Boston, MA 02109
                          Attention:  Joseph M. Collins
                          Telecopy:  (617) 476-6699

                      With copies to:

                          Ropes & Gray
                          One International Place
                          Boston, MA  02110
                          Telecopy:  617-951-7050
                          Attention:  John A. Ritsher, Esq.

or at such other address for a party as shall be specified by written notice.

         SECTION 18. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement or any Schedule shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement or any Schedule may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement or any Schedule shall be deemed to or shall constitute a waiver of any other provision of this Agreement or any Schedule, whether or not similar. No waiver by any party of any breach or violation of this Agreement or any Schedule shall be deemed or construed as a waiver of any subsequent breach or violation thereof, whether or not similar. No delay on the part of any party in exercising any right, power or privilege hereunder or under any Schedule shall operate as a waiver thereof.

         SECTION 19. Entire Agreement. Except for and without limiting any party's rights under the Purchase Agreement, this Agreement and the Schedules constitute the entire agreement and understanding between the parties and supersede all prior proposals, commitments, negotiations and understandings, whether written or oral, and all other communications between the parties relating to the subject matter hereof.

         SECTION 20. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         SECTION 21. Severability. The provisions of this Agreement and the Schedules shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or of any Schedule. If any provision of this Agreement or any Schedule, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable: (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the Schedules and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 22. Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement or in any Schedule shall entitle any Person other than the parties or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         SECTION 23. Force Majeure. BSI shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure. In the event that BSI's performance hereunder is affected by an event of force majeure, BSI shall promptly notify the Buyer of the same, giving reasonably full particulars thereof, and insofar as known, the probable extent to which it will be unable to perform, or will be delayed in performing, its obligations hereunder and shall use its reasonable efforts to remove such force majeure as quickly as possible.

         SECTION 24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  BROADWAY & SEYMOUR, INC.



                                  By: /s/ Alan C. Stanford
                                     -----------------------------------
                                     Name: Alan C. Stanford
                                     Title: President


                                  FIDELITY ASSET MANAGEMENT
                                  SERVICES, LLC



                                  By: /s/ Paul Hondros
                                     -----------------------------------
                                     Name:
                                     Title: President

                   TEMPORARY PROFESSIONAL SERVICES AGREEMENT

                                   SCHEDULE A
                                  CONSULTANTS

Company                                            Individual
- -------                                            ----------
Tryon Systems
Computer Personnel
CAI
Rishavy, Adreinne
Sawyer & Associates                                Sawyer, P.
Advanced Software                                  Maas, J.
Advanced Software                                  Shaw, D.
Strategic Staffing                                 Cooper, A
Strategic Staffing                                 Denkler, D.
Strategic Staffing                                 Geiger, R.
Strategic Staffing                                 Moffitt, W.
IMI Systems                                        Cocivera, J.
IMI Systems                                        Francis, L.
IMI Systems                                        Spilker, A.
IMI Systems                                        Moreno, R.
Olmstead                                           Bennet, M.
Olmstead                                           Brayman, L.
Olmstead                                           Bracken, P.
Olmstead                                           Ramsdel, L.
Olmstead                                           Wilson, R.
Olmstead                                           Marinilli, N.
Computer Professionals (CPI)                       Sciranko, R.
Computer Professionals (CPI)                       St. Vincent, L.
Corporate Staffing                                 Ryan, S.
Corporate Staffing                                 McBride, S.
Ciber                                              Rowan, M.
Ciber                                              Gordon, K.
Ciber                                              Coffey, M.
Adia Personnel Services                            Ferguson, P.
Adia Personnel Services                            Amidan, P.
Dawn Personnel                                     Cooper, M.
Dawn Personnel                                     Cassidy, D.


Office Team                                        Sisk, T.
Fusion Systems Group                               Hogan, J.
Fusion Systems Group                               Holzinger, S.
Fusion Systems Group                               Kraffmiller, E.
Fusion Systems Group                               Nash, M.
Seek Consulting                                    Lypka, D.
Seek Consulting                                    Gaines, J.
Seek Consulting                                    Mehta, M.
Seek Consulting                                    Abraham, I.
Seek Consulting                                    Gordon, K.
Computer People, Inc.                              Abraham, I.
Kelly Services                                     Lowrey, M.
SPC                                                Midwinter, R.
Premier Alliance                                   Shivaiah, V.
Premier Alliance                                   Chaware, R.

                   TEMPORARY PROFESSIONAL SERVICES AGREEMENT


                                   SCHEDULE B
                                  FEE SCHEDULE


                                                           Est. Service Level            Average Weighted
                                                               (per month)                  Cost/hour
          Tryon Consultants                                       1,500                      $136.49
              Personnel                                           2,889                       $80.58
                                                                  -----
                                                                  4,389


                                   SCHEDULE C
                              CANCELLATION PENALTY


The cancellation penalty shall be calculated by multiplying the Monthly Basic Payment by the number of months remaining until the originally scheduled end of the Initial Term.